Exhibit 99.1

Daybreak Mines Signs Oil & Gas Exploration Joint Venture Agreement

Daybreak Expects Drilling to Commence in July, 2005

          SPOKANE, Wash., April 20 /PRNewswire-FirstCall/ -- Daybreak Mines, Inc. (OTC Bulletin Board: DBRM.OB) a Washington corporation, is pleased to announce it has entered into an agreement with MPG Petroleum Inc., a private company in San Antonio, Texas, to drill an eight thousand two hundred foot Frio test well. The well is located onshore on the Gulf Coast of Texas and will twin an old well that the management believes has indications of commercial oil production based upon well log information. The prospect is called Ginny South and has the same log characteristics as the nearby Ginny East field which produced approximately 1.5 million barrels of oil and 1.5 Bcf over its productive life. The Ginny South prospect is a separate structure of approximately the same size as the Ginny East field.

          It is anticipated four additional wells may be drilled on the Ginny South prospect. Daybreak Mines has committed to a 25% working interest in the project subject to a 75% net revenue interest. The well drilling is expected to commence by the end of July, 2005.

          The Ginny South prospect is the first of several oil and gas projects Daybreak is assembling. The company believes it will ultimately have several drilling prospects of various risk levels.

          Daybreak Mines, Inc., is a junior oil and gas exploration company listed on the Nasdaq OTC Bulletin Board under the trading symbol DBRM.OB. It has an office in Spokane, Washington.

          For information about Daybreak Mines, Inc., please contact Investor Relations:

Eric Moe	Telephone:	(509) 467-8204
	Email:	emoe27@aol.com

Mike McIntyre	Telephone:	(888) 921-4353
	Email:	mmac10@telus.net

          “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

          Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained in this news release contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. Investors should carefully consider the preceding information as well as information contained in the news release before making any investment in the shares of the company. Daybreak Mines, Inc., undertakes no obligation to update any forward-looking statements contained in this news release.

SOURCE  Daybreak Mines, Inc.
          -0-                                        04/20/2005
          /CONTACT:  Eric Moe, +1-509-467-8204, or emoe27@aol.com, or Mike McIntyre,
888-921-4353, or mmac10@telus.net, both for Daybreak Mines, Inc./